Exhibit 99

FOR IMMEDIATE RELEASE	July 2, 2025
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF TWO MARYLAND MANUFACTURED HOME COMMUNITIES

FREEHOLD, NJ, July 2, 2025........ UMH Properties, Inc. (NYSE: UMH; TASE: UMH) closed on the acquisition of two manufactured home communities, located in Conowingo, Maryland, for a total purchase price of $14.625 million. These communities contain 191 developed homesites, of which 79% are occupied. They are situated on approximately 82 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to complete the acquisition of Conowingo Court and Maybelle Manor, further expanding our footprint in the Maryland market. These two communities adjoin our existing Maryland community, Cinnamon Woods, which will create efficiencies in our operation, resulting in higher returns.

“Maybelle Manor is a high-quality stabilized community that contains 49 sites, which are 100% occupied. The community consists of predominantly modern, homeowner occupied, multi-section homes. Conowingo Court is a value-add community that contains 142 sites, of which 101 sites are homeowner occupied. We will implement our typical business plan, which should result in growing occupancy rates and property-level value over time.

“Year to date, we have completed the acquisition of four communities, containing 457 sites, for a total purchase price of $39.2 million. We continue to evaluate acquisition opportunities and anticipate a growing acquisition pipeline as we progress throughout the remainder of the year.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 143 manufactured home communities, containing approximately 26,700 developed homesites, of which 10,600 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 143 communities are two communities in Florida, containing 363 sites, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

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